EXHIBIT 10.88

Mr. David E. Schreibman
Page 4
May 1, 1999





May 1, 1999


Mr. David E. Schreibman
c/o Specialty Foods Corporation
520 Lake Cook Road, Suite 550
Deerfield, IL 60015

Dear David:

     We are pleased to inform you that you are eligible to participate in a retention bonus plan that has been adopted by Specialty Foods Corporation (the "Company"). Under this plan, you will receive bonus payments in consideration for your continued employment by the Company or any affiliate or subsidiary of the Company (collectively, the "SFC Companies"). This Agreement amends and restates that certain Retention Bonus Agreement between you and the Company dated as of March 15, 1999. The terms and conditions of this bonus are set forth below.

     1.   Retention Bonus Payment.

          (a) Subject to the provisions of Section 2, you are eligible to receive a one-time bonus (the "Retention Bonus") in an amount equal to the aggregate gross amount of cash payments which you receive from the SFC Companies for annual bonus payments covering the fiscal years 1999 and 2000. In no event shall any payments made to you (x) for base salary or (y) or under any other plan, agreement, award or bonus, other than the Annual Bonus Plan, be included in calculating the amount of the Retention Bonus.

          (b) The entire amount of the Retention Bonus shall be paid on the earlier of (x) the date occurring ninety (90) days after a Change of Control of SFAC or the Company and (y) March
31, 2001.

     2. Conditions. The payment of all or any part of the Retention Bonus potentially payable to you hereunder is expressly conditioned upon your continued employment with the Company through March 31, 2001, unless you are terminated by the Company prior to such date for other than Cause or you Voluntarily Terminate with Good Reason, as each such term is defined in your Employment Agreement in effect with SFC on the date hereof.

     3. Continued Employment. This Agreement is not a contract of employment. Nothing expressed or implied in this Agreement shall create any right or duty of your continued employment by the Company or its successor. Except as otherwise provided in your Employment Agreement in effect with SFC on the date hereof, the Company reserves all rights to cause your employment to be terminated at any time with or without cause.

     4. Unfunded Plan. The Company's obligations under this Agreement shall be unfunded. Neither the Company nor any of its subsidiaries shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under this Agreement.

     5. Successors Bound. The rights and obligations of the Company hereunder shall inure to the benefit of and be binding upon the successors of the Company.

     6. Assignment. You shall not assign any rights or benefits granted to you by the terms of this Agreement or encumber in any way your interests herein; provided, however, that in the event of your death, any payments then due and owing will be made when due to the legal representative of your estate.

     7. Notices and Other Documents. All payments, requests, notices and the like may be made to you by mailing the same to you at the address set forth below or at such other address as you may file in writing with the Company for that purpose. Notices, requests and the like sent by you to the Company shall be sufficient if mailed to Specialty Foods Corporation, 520 Lake Cook Road, Suite 550, Deerfield, IL 60015, Attention: Chief Financial Officer, or to such other address as the Company may furnish to you for this purpose from time to time in writing.

     8. Employment Taxes. All payments made under this Agreement shall be subject to withholding tax, other employment taxes and other withholds and deductions as required by applicable law or regulation, as in effect from time to time.

     9. Effect of Agreement. This Agreement shall have a term expiring on June 30, 2001, at which time it shall expire and be of no further force or effect, except to the extent that rights of payment have accrued to you hereunder prior to such date.

     10. Governing Law/Jurisdiction. The substantive law (and not the law of conflicts) of the State of Illinois will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. The parties hereby waive their rights to request or demand a trial by jury in the event controversy arises under this Agreement.

     11.  Definition of Change of Control.   "Change of Control"
shall mean (i) with respect to Specialty Foods Acquisition Corporation ("SFAC") or the Company, a transaction pursuant to which a person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), other than Acadia Partners, L.P., Keystone, Inc., HWP Specialty Partners, L.P. and their respective "affiliates" (as such term is defined in Section
2.1 of the Principal Stockholders Agreement, dated as of August 16, 1993, among SFAC and its principal stockholders) (such person or group being a "Non-Affiliate"), acquires the collective ability to designate directly or indirectly a majority of the members of the board of directors of SFAC or SFC (whether by contract or otherwise), and (ii) with respect to the Company, a transaction (including a sale, merger, or other similar transaction, but excluding any transaction among only SFAC, SFC and/or their subsidiaries) (x) pursuant to which all or substantially all the assets of the Company (as exist on the date hereof) are sold to Non-Affiliates, (y) pursuant to which Non-Affiliates acquire the collective ability to designate directly or indirectly a majority of the Board of Directors of Holdings or the Company (whether by contract or otherwise) or (z) which the committee determines, in its discretion, to constitute a Change of Control.

     12. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any illegal representation, promise or inducement not so set forth.

     13. Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     14. Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.



     If the foregoing correctly sets forth your understanding of the Agreement between us, please sign both copies of this Agreement in the place indicated below and return one copy to us.


                              Very truly yours,



                              SPECIALTY FOODS CORPORATION


                              By: /s/ Lawrence S. Benjamin
                                  ------------------------
                              Name:     Lawrence S. Benjamin
                              Title:    President and Chief
                                       Executive Officer

Agreed to this 1st day of May, 1999



       /s/  David E. Schreibman
       ------------------------
Name:  David E. Schreibman
Address:______________________